EXHIBIT 23.1


   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Risk Factors" and "Experts" in this Registration Statement (Form S-3) and related Prospectus of NextWave Wireless Inc. for the resale of up to 9,101,718 shares of common stock issued in connection with the acquisition of IPWireless, Inc. in May 2007 and to the incorporation by reference therein of our reports dated March 11, 2008, with respect to the consolidated financial statements and schedule of NextWave Wireless Inc., and the effectiveness of internal control over financial reporting of NextWave Wireless Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2007, filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP
San Diego, California
March 19, 2008